Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401

LABCORP® ADVANCES LEADERSHIP POSITION IN DRUG METABOLISM
TESTING WITH EXPANDED SERVICES FOR PHYSICIANSPRESCRIBING AND
DOSING DRUGS

New Tool — Signature Genetics™ Drug Response Interpretation Service — Helps
Physicians Make Better Drug Treatment Decisions

Burlington, NC, May 03, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), a national leader in pharmacogenetic testing, today announced that it has begun offering a personalized drug response interpretation service for cytochrome P450 (CYP450) testing called Signature Genetics™ to complement its expanding menu of genetic tests for CYP450 mutations. The Signature Genetics™ service helps physicians use CYP450 genotyping information to make tailored treatment decisions based on an individual patient’s CYP450 testing results.

A number of commonly prescribed drugs such as antidepressants, pain relievers, anticoagulants and cardiovascular agents are metabolized in the liver by CYP450. Variants in CYP450 can cause medications to be ineffective or toxic, leading to significant side effects. Using CYP450 genotyping to identify the variants is therefore an important step in the selection and prescribing of these medicines.

LabCorp currently offers CYP450 testing for 2C9, 2C19 and 2D6 variants, including Roche Diagnostics’ Cytochrome AmpliChipTM P450 2D6/2C19 Genotyping and Phenotyping Assay. The Signature Genetics™ CYP450 interpretation service can be ordered in addition to genotyping testing. The service combines clinical data provided by the physician with genotyping provided by LabCorp to create a comprehensive, easy-to-read and actionable report. The personalized report provides information on dosage adjustments the physician may consider to increase effectiveness of current treatments, and offers information on possible adverse drug interactions from concurrent treatments.

“The clinical value of CYP450 testing in therapy selection and dosing is widely documented, with more and more physicians now ordering these metabolism tests,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “With adverse drug reactions harming nearly two million patients annually, the dilemma has been finding a way to condense the complex genetic information generated by the testing into a straightforward form that physicians can use. The Signature Genetics™ service does just that, and we look forward to helping our clients better serve their patients with this new offering.”

About Signature Genetics™
Signature Genetics™ is a service developed by medical information technology company Seryx Ltd., based in Montreal, Quebec (Canada) with offices in the U.S., Europe and Asia. Specializing in pharmacogenetics, Seryx currently offers cytochrome P450 interpretive information. More information about Seryx and the Signature Genetics™ service can be found at: www.signaturegenetics.com .

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005 and subsequent SEC filings.